UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2021

MY SIZE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37370	51-0394637
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

HaYarden 4, pob 1026,

Airport City, Israel 7010000

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code  +972-3-600-9030

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	MYSZ	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Agreement

On January 5, 2021, My Size, Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Aegis Capital Corp. (“Aegis”) as representative of the underwriters identified therein (collectively, the “Underwriters”), relating to the offering, issuance and sale of 1,364,503 shares of the Company’s common stock at a public offering price of $1.28 per share. The Company also granted the Underwriters a 45-day option to purchase up to an additional 204,676 shares at a purchase price of $1.28 per share, which was exercised in full.

The offering is expected to close on or about January 8, 2021, subject to the satisfaction of customary closing conditions. The net proceeds to the Company for the offering is expected to result in approximately $1.7 million (including the over-allotment option), after deducting the underwriting discounts and commissions and estimated offering expenses.

The offering of the securities described above is being made pursuant to the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-251679) filed with the Securities and Exchange Commission (the “SEC”) on December 23, 2020, and declared effective on December 30, 2020. The Company has filed a final prospectus supplement, dated January 5, 2021, relating to the issuance and sale of the common stock with the SEC.

Aegis is acting as sole book-running manager for the offering. The underwriting discounts and commissions will be 7.0% of the gross proceeds of the offering, or $0.0896 per common stock. We have also agreed to reimburse Aegis for certain of its expenses, in an amount of up to $50,000, including for road show, diligence, and reasonable legal fees.

 The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

Subject to certain exceptions, the Company has agreed not to sell or transfer any common stock or securities convertible into or exchangeable or exercisable for common stock, for 30 days after January 5, 2021, without first obtaining the written consent of Aegis. In addition, each director and executive officer of our company has entered into an agreement with Aegis not to sell, transfer or otherwise dispose of our securities, subject to certain exceptions, during the 60-day period following the offering.

A copy of the form of Underwriting Agreement is filed as Exhibit 1.1. The foregoing description of the terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit. A copy of the opinion of McDermott Will & Emery LLP relating to the legality of the issuance and sale of the common stock in the offering are attached as Exhibit 5.1.

On January 5, 2021, the Company also issued a press release announcing the offering. A copy of the press release is attached as Exhibit 99.1 hereto.

Warning Concerning Forward Looking Statements

This Current Report on Form 8-K contains statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. These forward looking statements are based upon the Company’s present intent, beliefs or expectations, but forward looking statements are not guaranteed to occur and may not occur for various reasons, including some reasons which are beyond the Company’s control. For example, this Current Report states that the offering is expected to close on or about January 8, 2021. In fact, the closing of the offering is subject to various conditions and contingencies as are customary in underwriting agreements in the United States. If these conditions are not satisfied or the specified contingencies do not occur, this offering may not close. For this reason, among others, you should not place undue reliance upon the Company’s forward looking statements. Except as required by law, the Company undertakes no obligation to revise or update any forward looking statements in order to reflect any event or circumstance that may arise after the date of this Current Report.

Item 9.01. Financial Statement and Exhibits.

(d) Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement, dated January 5, 2021, by and between the Company and Aegis Capital Corp.

5.1	Opinion of McDermott Will & Emery LLP

23.1	Consent of McDermott Will & Emery LLP (contained in Exhibit 5.1)

99.1	Press Release dated January 5, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MY SIZE, INC.

Date: January 7, 2021	By:	/s/ Ronen Luzon
	Name:	Ronen Luzon
	Title:	Chief Executive Officer

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